EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Participants and Administrator
Ryder System, Inc. Deferred Compensation Plan:


We consent to incorporation by reference in the Registration Statement (No. 333-19515) on Form S-8 of Ryder System, Inc. of our report dated June 23, 2000, relating to the statements of financial position of the Ryder System, Inc. Deferred Compensation Plan as of December 31, 1999 and 1998, and the related statements of changes in plan equity for the years then ended, which report appears in the December 31, 1999 annual report on Form 11-K of the Ryder System, Inc. Deferred Compensation Plan filed by Ryder System, Inc.

/s/ KPMG LLP

Miami, Florida
June 23, 2000

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